Exhibit 10.3

PROVIDIAN FINANCIAL CORPORATION
2000 STOCK INCENTIVE PLAN

RESTRICTED STOCK GRANT AGREEMENT

Providian Financial Corporation, a Delaware corporation (the “Company”), hereby awards shares of its Common Stock (“Shares”) as a stock award to the Participant named below, subject to the terms and conditions set forth in this Restricted Stock Grant Agreement (“Agreement”) and the Company’s 2000 Stock Incentive Plan (the “Plan”), as amended from time to time.

Date of Award:

Name of Participant (“Grantee”):

Number of Shares of Stock Awarded:

Aggregate Fair Market Value of Stock on Date of Award:

The Plan and Other Agreements

The terms and conditions of the Plan are incorporated into this Agreement by reference. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement are used as defined in the Plan.

This Agreement and the Plan constitute the entire understanding between Grantee and the Company regarding this Restricted Stock Grant. Any prior agreements or understandings related to the subject herein are superseded.

Vesting	Grantee’s interest in the Shares will vest as follows:
• as to 1/3 of the total number of Shares covered by this award on [ ];
• an additional 1/3 on [ ]; and
• the final 1/3 on [ ];

provided that Grantee shall have rendered continuous Service through each vesting date. If Grantee’s continuous Service ceases at any time prior to full vesting for any reason other than death, Disability or Retirement, Grantee will forfeit to the Company any unvested Shares. The vesting of the Shares may be accelerated under certain circumstances, as provided in the Plan.

Escrow

The Shares will be deposited in escrow and remain in escrow until such time as the Shares are released to Grantee or forfeited as described above. When Grantee’s interest in the Shares vests as described under the heading “Vesting” above, the vested Shares will be released from escrow within a reasonable period following the vesting date, net of any Shares necessary to satisfy applicable tax withholding requirements.

Voting and Other Rights	Grantee shall have all the rights and privileges of a stockholder of the Company while the Shares are held in escrow, including the right to vote and to receive dividends (if any).

Code Section 83(b) Election

Grantee may elect to be taxed at the time this award is made, rather than when the Shares cease to be subject to forfeiture restrictions, by filing an election under Section 83(b) of the Internal Revenue Code with the Internal Revenue Service within 30 days after the Date of Award, and by providing a copy of such election to the Company. You should consult with your tax advisor regarding the consequences of such an election.

Leaves of Absence

For purposes of this Agreement, Grantee’s continuous Service does not terminate when Grantee goes on a bona fide leave of absence that was approved by the Company in writing, if the terms of the leave provide for continuous Service crediting. Grantee’s continuous Service terminates in any event when the approved leave ends, unless Grantee immediately returns to active work.

The Company shall have the right to determine in its discretion which leaves of absence are considered an interruption of continuous Service, and when Grantee’s continuous Service terminates, for all purposes under the Plan.

Withholding Taxes	The number of any Shares released to Grantee from escrow will be reduced by that number of Shares, if any, necessary to satisfy applicable tax withholding requirements.

Restrictions on Resale

Grantee agrees not to sell, transfer or otherwise dispose of any Shares prior to their vesting or at any time when applicable laws, regulations or Company policies prohibit such sale, transfer or other disposition. Grantee agrees to comply with the Company’s policies and procedures, including the Insider Trading Policy, and with applicable regulatory requirements, if any, in connection with the vesting or sale of Shares.

No Retention Rights

This Agreement is not an employment agreement and does not give Grantee the right to continue to be employed by the Company (or a Subsidiary or Affiliate). The Company (and any Subsidiary or Affiliate) reserves the right to terminate Grantee’s continuous Service at any time and for any reason.

Applicable Law	This Agreement will be construed under the laws of the State of California.